As filed with the Securities and           Registration No. _____
Exchange Commission on June 11, 1999

                             FORM S-8

     Registration Statement under the Securities Act of 1933


                     FLEMING COMPANIES, INC.
      (Exact name of registrant as specified in its charter)

             Oklahoma                             48-0222760
  (State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)

         6301 Waterford Boulevard
             P. O. Box 26647
         Oklahoma City, Oklahoma                    73126-0647
(Address of Principal Executive Office)             (Zip Code)

                     FLEMING COMPANIES, INC.
                    1999 STOCK INCENTIVE PLAN
                     (Full title of the plan)

                        David R. Almond
                 Senior Vice President, General
                     Counsel and Secretary
                    Fleming Companies, Inc.
                    6301 Waterford Boulevard
                        P. O. Box 26647
               Oklahoma City, Oklahoma 73126-0647
                   (Name and address of agent
                          for service)

                           405/840-7200
  (Telephone number, including area code, of agent for service)


                 Calculation of Registration Fee
------------------------------------------------------------------
                                Proposed     Proposed
Title of                        maximum      maximum
securities          Amount      offering     aggregate Amount of
to be               to be       price        offering  registra-
registered        registered    per unit(1)  price(1)  tion fee
------------------------------------------------------------------
Common Stock,     2,700,000 (3)  $11.1563   $30,122,010 $8,373.92
$2.50 par value
------------------------------------------------------------------
     (1) Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Fleming Companies, Inc. Common Stock as reported by the New York Stock Exchange on June 7,
     1999.

     (2) The number of shares of Common Stock stated above is the aggregate number of such shares which may be issued on the exercise of options or the award of restricted stock under the Fleming Companies, Inc. 1999 Stock Incentive Plan (the "Plan") registered under this Registration Statement. The maximum number of shares which may be issued under the Plan cannot presently be determined since adjustments in the number of shares may be made in the event of stock splits, stock dividends, or other changes in the corporate structure or shares as specified in the Plan. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares, which by reason of any of such event may become subject to issuance under the Plan.

                              PART II

          INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The registrant incorporates herein by reference the following documents filed with the Securities and Exchange
Commission (the "Commission"):

          (a) The registrant's Annual Report on Form 10-K for the fiscal year ended December 26, 1998.

          (b) The registrant's Quarterly Report on Form 10-Q for the period ended April 17, 1999.

          (c)  The registrant's current reports on Form 8-K dated
April 16, 1999 and April 23, 1999.

          (d) The description of Common Stock contained in the registrant's Registration Statement on Form 8-A, as amended, filed under the Exchange Act (File No. 1-8140).

          All reports hereafter filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the shares of the registrant's Common Stock covered by this registration statement have been sold or which de-registers all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          None.

Item 6.   Indemnification of Directors and Officers.

          Section 1031 of the Oklahoma General Corporation Act, under which act the registrant is incorporated, authorizes the indemnification of officers and directors in certain circumstances. Article Thirteenth of the registrant's Restated Certificate of Incorporation, as well as Article 8 of the registrant's Bylaws, provide indemnification of directors, officers and agents to the extent permitted by the Oklahoma General Corporation Act. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. In addition, Article Thirteenth of the registrant's
Restated Certificate of Incorporation permits the exculpation of a director for monetary damages for breach of fiduciary duty as a director. In addition, the registrant maintains insurance policies which insure its officers and directors against certain liabilities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

 4.1 Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's Quarterly
          Report on Form 10-Q for quarter ended April 17, 1999).

 4.2 Bylaws (incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on to Form 10-Q for quarter ended April 17, 1999).

 5        Opinion of McAfee & Taft A Professional Corporation.

15        Letter from Independent Accountants As to Unaudited
          Interim Financial Information.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of McAfee & Taft A Professional Corporation (See
          Exhibit 5 hereto).

24        Power of Attorney.

99.1      Fleming Companies, Inc. 1999 Stock Incentive Plan dated
          November 30, 1998 (incorporated by reference to Exhibit
          A to the registrant's Proxy Statement dated April 2,
          1999).

99.2 Form of Nonqualified Stock Option Agreement under Fleming Companies, Inc. 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.39 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 26, 1998).

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 11th day of June, 1999.

                                FLEMING COMPANIES, INC.
                                (Registrant)


                                By MARK S. HANSEN
                                   Mark S. Hansen
                                   Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


   Signature                        Title                       Date
   ---------                        -----                       ----

MARK S. HANSEN            Chairman, Chief          )
Mark S. Hansen            Executive Officer and    )
                          Director                 )
                                                   )
                                                   )
JOHN T. STANDLEY          Executive Vice President )
John T. Standley          and Chief Financial      )
                          Officer                  )
                                                   )
                                                   )
KEVIN J. TWOMEY           Senior Vice President    )
Kevin J. Twomey           and Controller (Principal)
                          Accounting Officer       )
                                                   )         June 11, 1999
ARCHIE R. DYKES           Director                 )
Archie R. Dykes                                    )
                                                   )
CAROL B. HALLETT          Director                 )
Carol B. Hallett                                   )
                                                   )
HERBERT M. BAUM           Director                 )
Herbert M. Baum                                    )
                                                   )
EDWARD C. JOULLIAN III    Director                 )
Edward C. Joullian III                             )
                                                   )
JACK W. BAKER             Director                 )
Jack W. Baker                                      )
                                                   )
ALICE M. PETERSON         Director                 )
Alice M. Peterson                                  )
                                                   )
GUY A. OSBORN             Director                 )
Guy A. Osborn                                      )
                                                   )
DAVID A. RISMILLER        Director                 )
David A. Rismiller                                 )

                         INDEX TO EXHIBITS

Exhibit
  No.                                              Method of Filing
-------                                            ----------------

 4.1      Restated Certificate of Incorporation    Incorporated herein by
                                                   reference

 4.2      Bylaws                                   Incorporated herein by
                                                   reference

 5 Opinion of McAfee & Taft A Professional Filed herewith electronically Corporation

15        Letter from Independent Accountants As   Filed herewith electronically
          to Unaudited Interim Financial
          Information

23.1      Consent of Deloitte & Touche LLP         Filed herewith electronically

23.2 Consent of McAfee & Taft A Professional Filed herewith electronically Corporation (See Exhibit 5 hereto)

24        Power of Attorney                        Filed herewith electronically

99.1      Fleming Companies, Inc. 1999 Stock       Incorporated herein by
          Incentive Plan dated November 30, 1998   reference

99.2      Form of Nonqualified Stock Option        Incorporated herein by
          Agreement for Fleming Companies,         reference
          Inc. 1999 Stock Incentive Plan